UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

Filed by the Registrant    ☒

Filed by a Party other than the Registrant     ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

HEXCEL CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

Hexcel Corporation Two Stamford Plaza 281 Tresser Boulevard Stamford, Connecticut 06901-3238

SUPPLEMENT TO THE PROXY STATEMENT

For the 2022 Annual Meeting of Stockholders to be held on

May 5, 2022 at 10:30 a.m., EDT

This proxy statement supplement (this “supplement”) relates to the definitive proxy statement (the “proxy statement”) of Hexcel Corporation, a Delaware corporation (the “company,” “we,” “us” or “our”), as previously filed by us and furnished to our stockholders in connection with the solicitation of proxies by our board of directors (the “board”) for the 2022 Annual Meeting of Stockholders (the “Annual Meeting”). Except as updated or supplemented by this supplement, all information set forth in the proxy statement remains unchanged and should be considered in casting your vote by proxy or during the virtual Annual Meeting.

The purpose of this supplement is to update the biographical information in the proxy statement for Thomas A. Gendron, one of the members of the board who is standing for re-election at the Annual Meeting. On April 21, 2022, Mr. Gendron notified the board that he intends to retire from the position of Chairman, Chief Executive Officer and President of Woodward, Inc., effective May 9, 2022. Mr. Gendron will remain a director, officer and employee of Woodward, Inc. through July 11, 2022.

Pursuant to the corporate governance guidelines of the company, the nominating, governance and sustainability committee of the board is required to consider the previously tendered resignation of any non-employee director who retires from employment and recommend to the board either an acceptance or rejection of such resignation. On April 27, 2022, upon the recommendation of the nominating, governance and sustainability committee, and after considering factors relevant to Mr. Gendron’s continued service on the board, the board rejected Mr. Gendron’s previously tendered resignation and re-affirmed its approval of Mr. Gendron’s nomination to stand for re-election at the Annual Meeting.

If you have already submitted your proxy, you do not need to take any action unless you wish to change your vote. This supplement does not change the proposals to be acted upon at the Annual Meeting, which are described in the proxy statement. The proxy statement, annual report to stockholders and related materials, including this supplement, are available at www.proxyvote.com.

By order of the Board of Directors

Gail E. Lehman

Executive Vice President, General Counsel and Secretary

Dated: April 29, 2022